Exhibit 99.1

Victory Capital Reports April 2021 Assets Under Management

Announces New $15 Million Share Repurchase Plan

SAN ANTONIO, Texas--(BUSINESS WIRE)--May 13, 2021--Victory Capital Holdings, Inc. (NASDAQ: VCTR) (“Victory Capital” or the “Company”) today reported assets under management (AUM) of $157.1 billion as of April 30, 2021.

“In late April, we commenced an institutional mandate transition with an existing institutional client that resulted in positive long-term net flows,” said David Brown, Chairman and Chief Executive Officer. “The transition entailed terminating a former mandate during the final week in April, which was subsequently replaced by a larger mandate, from the same client, during the first part of May. As a result, only the termination is reflected in April month-end AUM and the new larger mandate, which we are currently managing, will be reflected in our May AUM disclosure. To date, we remain long-term net flow positive for the second quarter, and are optimistic about the improving momentum in our net flows.”

Victory Capital Holdings, Inc. and Subsidiaries
Assets Under Management[1]
(unaudited; in millions)
	As of:
By Asset Class	April 30, 2021	March 31, 2021
Fixed Income	$35,701	$36,776
Solutions	35,677	35,356
U.S. Mid Cap Equity	30,577	29,156
U.S. Small Cap Equity	20,857	20,230
U.S. Large Cap Equity	15,108	14,448
Global / Non-U.S. Equity	15,490	14,652
Other	394	341
Total Long-Term Assets	$153,804	$150,958
Money Market / Short Term Assets	3,321	3,373
Total Assets Under Management	$157,125	$154,331

By Vehicle
Mutual Funds[2]	$121,574	$117,830
Separate Accounts and Other Pooled Vehicles[3]	31,222	32,061
ETFs	4,328	4,441
Total Assets Under Management	$157,125	$154,331
[1]Due to rounding, numbers presented in these tables may not add up precisely to the totals provided.
[2]Includes institutional and retail share classes, money market and VIP funds.
[3]Includes collective trust funds, wrap program accounts, UMAs, UCITS, private funds and non-U.S. domiciled pooled vehicles.

New $15 Million Share Repurchase Plan

The Company also announced today that its Board of Directors approved a new common stock repurchase program authorizing the repurchase of up to $15 million of its Class A Common Stock through December 31, 2022.

“Given our robust financial condition, we have been balancing the return of capital to shareholders through share repurchases and cash dividends,” Brown added. “Our capital allocation strategy remains unchanged with the majority of excess cash flow being allocated to debt reduction.”

The Company’s prior $15 million stock repurchase authorization, initiated in November 2020, has been completed. Under the new program, the Company may purchase its shares from time to time in the open market or in privately negotiated transactions. The amount and timing of the purchases will depend on a number of factors including the price and availability of the Company's shares, trading volume, capital availability, Company performance and general economic and market conditions. The share repurchase program may be suspended or discontinued at any time.

About Victory Capital

Victory Capital is a diversified global asset management firm with $157.1 billion in assets under management as of April 30, 2021. The Company operates a next-generation business model combining boutique investment qualities with the benefits of a fully integrated, centralized operating and distribution platform.

Victory Capital provides specialized investment strategies to institutions, intermediaries, retirement platforms and individual investors. With 10 autonomous Investment Franchises and a Solutions Platform, Victory Capital offers a wide array of investment styles and investment vehicles including, actively managed mutual funds, separately managed accounts, active ETFs, multi-asset class strategies, custom-designed solutions and a 529 College Savings Plan.

For more information, please visit www.vcm.com or follow us: Twitter and LinkedIn

Contacts

Investors:
Matthew Dennis, CFA
Chief of Staff
Director, Investor Relations
216-898-2412
mdennis@vcm.com

Media:
Tricia Ross
310-622-8226
tross@finprofiles.com